Exhibit 99.1

Superior Essex Announces Successful Completion of Consent Solicitation With Respect to Its 9% Senior Notes and the Receipt of the Requisite Consents

ATLANTA, Aug. 22 /PRNewswire-FirstCall/ -- Superior Essex Inc. (Nasdaq: SPSX) announced today that its subsidiaries, Superior Essex Communications LP and Essex Group, Inc. (the "Issuers"), received the requisite consents from the holders of the Issuers' 9% Senior Notes due 2012 (the "Notes") to amend certain provisions of the indenture governing the Notes. The consent solicitation expired at 5:00 p.m. New York City time on Friday, August 19, 2005, and the holders of 99.03% of the aggregate principal amount of outstanding Notes validly tendered their consents prior to the expiration date.

The consents were sought in connection with the recently announced pending formation of a European magnet wire joint venture with Nexans (NEXS.PA). If the joint venture with Nexans closes on or prior to December 31, 2005, holders of record as of August 4, 2004 that validly tendered their consents prior to the expiration date will receive a consent fee of $6.25 for each $1,000 principal amount of Notes for which consents were tendered. If the joint venture transaction is not closed on or before December 31, 2005, no consent fee will be paid and the tendered consents will be of no force or effect.

About Superior Essex

Superior Essex Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior Essex manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire, and related distribution markets. The Company is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information can be found on the Company's web site at http://www.superioressex.com.